Exhibit 23.1

                    CONSENT OF INDEPENDENT AUDITORS

American Champion Entertainment, Inc.:

We consent to the incorporation by reference in Registration Statement
Numbers 333-60511, 333-67879, 333-72253, 333-82963 and333-90459 on Forms S-3
and Registration Statement Numbers 333-43161, 333-60107 and 333-80269 (American Champion Entertainment, Inc. 1997 Stock Plan and 1997 Non-Employee Directors Stock Option Plan of American Champion Entertainment, Inc.) on Forms S-8 of our report dated March 19, 1999, except as to Note 21, which is dated November 11, 1999, appearing in and incorporated by reference in this 10-KSB/A, Amendment No. 1 to Annual Report on Form 10-KSB of American Champion Entertainment, Inc. for the year ended December 31, 1998.

/s/ Moss Adams LLP
    Moss Adams LLP

San Francisco, California
November 11, 1999